UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2019

Proofpoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35506	51-0414846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

892 Ross Drive,
Sunnyvale CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 517-4710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PFPT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 23, 2019, Proofpoint, Inc. (the “Company”) completed its previously announced sale of $920 million aggregate principal amount of 0.25% Convertible Senior Notes due 2024 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended. The proceeds include the full exercise of the $120 million option to purchase additional Notes granted by the Company to the initial purchasers of the Notes.

Indenture

The Notes were issued pursuant to an Indenture, dated as of August 23, 2019 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (“Wells Fargo”). The Notes are unsecured, unsubordinated obligations of the Company. The Notes will bear interest at a rate of 0.25% per year, payable in cash semi-annually in arrears beginning on February 15, 2020. The Notes mature on August 15, 2024 unless repurchased, redeemed or converted in accordance with their terms prior to such date.

The Company may redeem the Notes prior to the maturity date, on or after August 20, 2022, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, including any additional interest, to, but excluding, the redemption date, if the last reported sale price of the Company’s common stock (the “Common Stock”) for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price for the Notes on each applicable trading day.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

(1)	default by the Company in any payment of interest, including any additional interest, on any Note when the Note becomes due and payable and the default continues for a period of 30 days;

(2)	default by the Company in the payment of principal of the Notes when due and payable at its stated maturity, upon acceleration, upon optional redemption, upon any required repurchase, or otherwise;

(3)	failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;

(4)	failure by the Company to give a fundamental change notice or a notice of a specified corporate transaction at the time and in the manner provided in the Indenture;

(5)	failure by the Company to comply with its obligations under the Indenture with respect to a consolidation, merger or sale of assets of the Company;

(6)	failure by the Company to perform or observe any of the covenants or agreements contained in the Notes or the Indenture (other than a default set forth in clauses (1), (2), (3), (4) or (5) above) for a period of 60 days after written notice to the Company from the trustee or to the trustee from the holders of 25% or more in aggregate principal amount of the Notes then outstanding;

(7)	entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any subsidiary of the Company (other than a securitization subsidiary) or any of their respective property or assets in an aggregate amount in excess of $50 million, and such judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced;

(8)	default by the Company or any of its subsidiaries under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company (or the payment of which is guaranteed by the Company or any subsidiary of the Company), which default is caused by the failure to pay principal of or premium, if any, on such indebtedness upon its stated maturity, or which default results in the acceleration of such indebtedness prior to its express maturity and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness the maturity of which has been so accelerated, aggregates $50 million or more and such acceleration has not been rescinded or annulled or such indebtedness discharged in full within 30 days; or

(9)	certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries occurs.

The Notes are convertible into cash, shares of Common Stock or a combination thereof, at the Company’s election, at an initial conversion rate of 6.4941 shares of Common Stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $153.99 per share of Common Stock subject to adjustment. Prior to April 15, 2024, such conversion is subject to the satisfaction of certain conditions set forth below.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) or in connection with a redemption are, under certain circumstances, entitled to an increase in the conversion rate. Additionally, in the event of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes to be purchased, plus any accrued and unpaid interest, including any additional interest, to, but excluding, the repurchase date.

Holders of the Notes may convert all or a portion of their Notes at their option prior to April 15, 2024, in multiples of $1,000 principal amount, only under the following circumstances:

•	during any calendar quarter commencing after December 31, 2019, if the last reported sale price of Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price of the Notes on each such trading day;

•	during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each trading day of that five day consecutive trading day period was less than 98% of the product of the last reported sale price of Common Stock and the applicable conversion rate of the Notes on each such trading day;

•	upon a notice of redemption in which case, the Company will increase the conversion rate for Notes so surrendered for conversion in connection with such redemption notice in accordance with the Indenture; or

•	upon the occurrence of specified corporate transactions.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.

Capped Call Transactions

On August 20, 2019, in connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with each of Morgan Stanley & Co. LLC, Bank of America, N.A., Citibank, N.A., and Wells Fargo Bank, National Association or their respective affiliates (the “Capped Call Counterparties”). On August 21, 2019, in connection with the Initial Purchasers’ exercise of their option to purchase additional Notes, the Company entered into additional capped call transactions with the Capped Call Counterparties (the “Additional Capped Call Transactions” and, together with the Base Capped Call Transactions the “Capped Call Transactions”). The Capped Call Transactions initially cover, subject to customary anti-dilution adjustments, the number of shares of Common Stock that initially underlie the Notes. The cap price of the Capped Call Transactions is initially $223.98 per share of Common Stock, representing a premium of 100% above the last reported sale price of $111.99 per share of Common Stock on August 20, 2019, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions are expected generally to reduce potential dilution to holders of Common Stock upon conversion of the Notes and/or offset the potential cash payments that the Company could be required to make in excess of the principal amount of any converted Notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price.

In connection with establishing their initial hedge of the Capped Call Transactions, the Capped Call Counterparties have advised the Company that they and/or their respective affiliates expect to enter into various derivative transactions with respect to Common Stock and/or purchase Common Stock concurrently with, or shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Common Stock or the Notes concurrently with, or shortly after, the pricing of the Notes.

In addition, the Capped Call Counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Common Stock and/or purchasing or selling Common Stock in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes. This activity could decrease (or avoid an increase) in the market price of Common Stock or the Notes, which could affect noteholders’ ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of such Notes.

The Capped Call Transactions are separate transactions entered into by the Company with the Capped Call Counterparties, are not part of the terms of the Notes, and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The form of the Base Capped Call Transaction confirmation (the “Base Capped Call Confirmations”) is attached hereto as Exhibit 99.1, and the form of the Additional Capped Call Transaction Confirmation (the “Additional Capped Call Confirmations”) is attached hereto as Exhibit 99.2, and each such form is incorporated herein by reference. The descriptions of the Base Capped Call Confirmations and Additional Capped Call Confirmations contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to Exhibits 99.1 and 99.2.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On August 23, 2019, the Company issued a press release announcing the closing of its offering of the Notes. A copy of the press release is attached as Exhibit 99.3 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description of Exhibit

4.1	Indenture dated August 23, 2019 between Proofpoint, Inc. and Wells Fargo Bank, National Association (including the form of 0.25% Convertible Senior Notes due 2024).

99.1	Form of Base Capped Call Transaction Confirmation.

99.2	Form of Additional Capped Call Transaction Confirmation.

99.3	Press release dated August 23, 2019, announcing the completion of the offering of the Notes.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proofpoint, Inc.

Date: August 23, 2019	By:	/s/ Paul Auvil
Paul Auvil Chief Financial Officer